Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of ChiquitaFyffes Limited of our report dated March 4, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Chiquita Brands International, Inc.’s 2013 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the incorporation by reference of our report dated March 4, 2014 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
April 29, 2014